                                               Filed pursuant to Rule 424(b)(2)
                                                     Registration No. 333-38510

Prospectus Supplement
(To Prospectus Dated June 8, 2000)

                                 $600,000,000

                      VIRGINIA ELECTRIC AND POWER COMPANY

                   2001 Series A 5.75% Senior Notes Due 2006




                                [DOMINION LOGO]

-------------------------------------------------------------------------------

The Senior Notes will bear interest at 5.75% per year and will mature on March 31, 2006. We will pay interest on the Senior Notes on March 31 and September 30 of each year, beginning September 30, 2001.

We may redeem all or any of the Senior Notes at any time at the make-whole redemption price described in this prospectus supplement plus accrued interest.

If we transfer our electric generation operations into an affiliated corporation, the Senior Notes will remain obligations of the Company. Holders of the Senior Notes will be given the opportunity at that time to exchange the Senior Notes for similar obligations of the affiliated corporation acquiring the electric generation operations (or its parent corporation).

We will not make application to list the Senior Notes on any securities exchange or to include them in any automated quotation system.

                                Public Offering Underwriting Proceeds to Company
                                   Price(1)       Discount     Before Expenses
                                --------------- ------------ -------------------
Per Senior Note................     99.648%        .600%           99.048%
Total..........................  $597,888,000    $3,600,000     $594,288,000

--------
(1) Plus accrued interest from March 27, 2001, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Senior Notes will be ready for delivery in book-entry form through The Depository Trust Company on or about March 27, 2001.

-------------------------------------------------------------------------------

Lehman Brothers
                Banc One Capital Markets, Inc.
                                                   First Union Securities, Inc.

March 22, 2001

ABOUT THIS PROSPECTUS
SUPPLEMENT

    This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Senior Notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Senior Notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Senior Notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

    You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

     Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-2
Where You Can Find More Information........................................  S-3
Forward-Looking Information................................................  S-3
Prospectus Supplement Summary..............................................  S-5
The Company................................................................  S-8
Use of Proceeds............................................................  S-9
Capitalization............................................................. S-10
Ratio of Earnings to Fixed Charges......................................... S-10
Selected Consolidated Financial Information................................ S-11
Description of the Senior Notes............................................ S-12
Book-Entry Procedures and Settlement....................................... S-15
Underwriting............................................................... S-17
Legal Matters.............................................................. S-18
Experts.................................................................... S-18

Base Prospectus

                                                                          Page
                                                                          ----
About This Prospectus....................................................   2
Where You Can Find More Information......................................   2
The Company..............................................................   3
The Trust................................................................   3
Use of Proceeds..........................................................   3
Coverage Ratios..........................................................   3
Description of the Bonds.................................................   4
Description of Debt Securities...........................................   7
Additional Terms of Senior Debt Securities...............................  15
Additional Terms of Junior Subordinated Notes............................  16
Description of the Trust Preferred Securities............................  18
Description of the Guarantee.............................................  28
Relationship Among the Trust Preferred Securities, the Guarantee and the
 Junior Subordinated Notes Held by the Trust.............................  32
Accounting Treatment.....................................................  32
Description of Preferred Stock...........................................  33
Plan of Distribution.....................................................  33
Legal Opinions...........................................................  34
Experts..................................................................  34

WHERE YOU CAN FIND MORE
INFORMATION

    We file annual, quarterly, special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2000 and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

 Corporate Secretary
 Virginia Electric and Power Company
 701 East Cary Street
 Richmond, Virginia 23219
 Telephone (804) 771-3000

FORWARD-LOOKING
INFORMATION

    We have included certain information in this document which is "forward-looking information" as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this document. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements.

    Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including our Annual Report on Form 10-K which is incorporated by reference in this prospectus supplement, and we refer you to those reports for further information.

    Our business and financial condition is influenced by factors including political and economic risks; market demand for energy; inflation; capital market conditions; governmental policies, legislative and regulatory actions (including those of the Federal Energy Regulatory Commission, the SEC, the Environmental Protection Agency, the Department of Energy, the Nuclear Regulatory Commission, and state utility regulatory commissions in North

Carolina and Virginia); industry and rate structure; and legal and administrative proceedings. Some other important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changes in and compliance with environmental laws and policies; weather conditions and catastrophic weather-related damage; present or prospective wholesale and retail competition; electric generation deregulation; the transition of the organization, operations and financing of the Company's business to separate generation and transmission and distribution entities; competition for new energy development opportunities; pricing and transportation of commodities; operation of nuclear power facilities; acquisition and disposition of assets and facilities; exposure to changes in the fair value of commodity contracts; counterparty credit risk; and unanticipated changes in operating expenses and capital expenditures. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the control of the Company. New factors emerge from time to time, and it is not possible to predict all such factors, nor can we assess the impact of each such factor on the Company.

    Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT
SUMMARY

    In this prospectus supplement, the words "Company," "we," "our" and "us" refer to Virginia Electric and Power Company, a Virginia corporation, and its subsidiaries.

    The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE SENIOR NOTES section of this prospectus supplement and the DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF SENIOR DEBT SECURITIES sections of the base prospectus contain more detailed information regarding the terms and conditions of the Senior Notes. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

THE COMPANY

    We are a public utility with a power generation portfolio of over 17,500 megawatts engaged in the generation, transmission and sale of electric power within a 30,000 square-mile area in Virginia and northeastern North Carolina. Trading as Dominion Virginia Power in Virginia and Dominion North Carolina Power in North Carolina, we serve approximately two million retail customers and sell electricity at wholesale to rural electric cooperatives, power marketers, municipalities and other utilities. All of our common stock is owned by Dominion Resources, Inc., a fully integrated gas and electric energy holding company.

    Virginia has adopted a deregulation statute that requires functional separation of our electric generation and electric transmission and distribution operations by January 1, 2002. We have filed with the Virginia State Corporation Commission (the "Virginia Commission") a plan that provides for both functional and legal separation of these operations. The Virginia Commission has scheduled hearings on our plan for October 2001. The execution of the plan and whether or not it proceeds on the basis we have proposed will be dependent on the Virginia Commission's approval. In addition, functional and legal separation of the generation and transmission and distribution operations would require approval from other governmental authorities.

    Our address and telephone number are Virginia Electric and Power Company, 701 East Cary Street, Richmond, Virginia 23219, Telephone (804) 771-3000.

Ratio of Earnings to Fixed Charges

                                                          Twelve Months Ended
                                                              December 31,
                                                        ------------------------
                                                        2000 1999 1998 1997 1996
                                                        ---- ---- ---- ---- ----
Ratio of earnings to fixed charges..................... 3.76 3.50 2.19 3.21 3.14

THE OFFERING

The Senior Notes

    We are offering $600,000,000 aggregate principal amount of the Senior
Notes.

    The Senior Notes will be represented by one or more global certificates that will be deposited with, and registered in the name of, The Depository Trust Company, New York, New York (DTC) or its nominee. This means that you will not receive a certificate for your Senior Notes but, instead, will hold your interest through DTC's system.

Interest Payment Dates

    Interest on the Senior Notes will be payable semi-annually in arrears on March 31 and September 30, commencing on September 30, 2001.

Record Dates

    So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date.

    If the Senior Notes are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day before the applicable Interest Payment Date. In any case, interest payable at maturity or upon redemption will be payable to the person to whom principal is payable.

Optional Redemption

    We may redeem some or all of the Senior Notes at any time at the make-whole redemption price described in DESCRIPTION OF THE SENIOR NOTES-Optional Redemption, plus accrued interest to the date of redemption.

    The Senior Notes may not be redeemed at any time at the option of their holders.

Legal Separation

    If all or substantially all of our electric generation operations are transferred to an affiliated corporation while the Senior Notes are outstanding, the holders of the Senior Notes will have certain rights, and the Company's obligations with respect to the Senior Notes will be handled, as described under DESCRIPTION OF THE SENIOR NOTES-Legal Separation Procedures.

    If, contrary to the plan described below under THE COMPANY, all or substantially all of our electric transmission and distribution operations are transferred to an affiliated corporation while the Senior Notes are outstanding, that corporation (or its parent corporation) will assume the Company's obligations as successor to the Company with respect to the Senior Notes.

Ranking

    The Senior Notes rank equally with all our other senior unsecured indebtedness. The Senior Notes will be effectively subordinated to all our secured debt, including our first and refunding mortgage bonds, of which there were approximately $2.3 billion outstanding at December 31, 2000. The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur. The Senior Notes will not be guaranteed by Dominion Resources, Inc.

No Listing of the Senior Notes

    We do not plan to make application to list the Senior Notes on any securities exchange or to include them in any automated quotation system.

Use of Proceeds

    We intend to use the net proceeds from the sale of the Senior Notes for general corporate purposes, including the acquisition of three 70-megawatt, coal-fired cogeneration facilities in Virginia and the repayment of debt. See USE OF PROCEEDS in this prospectus supplement.

THE COMPANY

    The Company is a public utility with a power generation portfolio of over 17,500 megawatts engaged in the generation, transmission and distribution of electric power within a 30,000 square-mile area in Virginia and northeastern North Carolina. We serve approximately two million retail customers and sell electricity at wholesale to rural electric cooperatives, power marketers, municipalities and other utilities. All of our common stock is owned by Dominion Resources, Inc., a fully integrated gas and electric energy holding company.

    The Company transacts business under the name Dominion Virginia Power in Virginia and Dominion North Carolina Power in North Carolina. The Virginia service area comprises about 65% of Virginia's total land area, but includes over 80% of its population. The North Carolina service area is concentrated in the northeastern region of the state. We also engage in off-system wholesale purchases and sales of electricity, purchases and sales of natural gas, and are developing trading relationships beyond the geographic limits of our retail service territory.

    The majority of our revenue is currently provided through bundled rate tariffs (i.e., no division between generation and transmission and distribution components). However, deregulation legislation has been enacted in Virginia that establishes plans to restructure Virginia's electric utility industry and provides for a phased-in transition to a fully competitive retail electric market. Under the deregulation statute, the generation portion of our Virginia jurisdictional operations will no longer be subject to cost-based rate regulation beginning in 2002. Although a fuel cost recovery mechanism will continue, our base rates for generation will remain capped until July 2007, and recovery of generation-related costs will continue to be provided through capped rates and a wires charge assessed to those customers opting for alternate suppliers. If we find it desirable, we may petition the Virginia Commission to terminate the capped rates before July 2007, but no earlier than January 1, 2004. Capped rates may be terminated in response to such a petition if the Virginia Commission finds that an effectively competitive market for generation services exists within our service territory.

    In 2001, the Virginia General Assembly approved legislation clarifying that generation rates for default service will, after the termination or expiration of capped rate service, be based on competitive market prices.

    The Virginia deregulation statute also requires functional separation of electric generation and electric transmission and distribution operations by January 1, 2002. We have filed with the Virginia Commission a functional separation plan including the following elements:

 . unbundled rates to reflect the separation and deregulation of generation;

 . a wires charge, effective January 1, 2002, and subject to annual adjustment, to be paid by retail customers choosing an alternative generation supplier during the capped rate period;

 . transfer of generation assets and rights and obligations under non-utility purchase power contracts into a separate legal entity ("Dominion Generation");

 . retention of transmission and distribution assets and operations by the Company under the name of Dominion Virginia Power;

 . Dominion Virginia Power to be responsible for providing capped rate service until July 1, 2007 and fulfilling default service obligations, if any;

 . Dominion Generation to supply Dominion Virginia Power with electric power during and after the capped rate period under a power purchase agreement to ensure that adequate capacity and energy is available to meet capped rate service and default supply obligations; and

 . proposed internal controls to prevent cross-subsidies between regulated
  (i.e., Dominion Virginia Power) and unregulated entities and to ensure that the regulated company does not give undue advantages to unregulated affiliated generation companies.

    In addition, the plan contemplates allocation between Dominion Virginia Power and Dominion Generation of payment responsibility for the Company's existing debt, with the objective of maintaining the current credit ratings on the Company's debt and achieving an investment grade credit rating on the debt of Dominion Generation (or its parent corporation).

    The Virginia Commission has issued a procedural order to review our functional separation plan with hearings scheduled for October 2001. The execution of the plan and whether or not it proceeds on the basis we have proposed will be dependent on the Virginia Commission's approval. In addition, functional and legal separation of the generation and transmission and distribution operations would require approval of other governmental authorities, including the North Carolina Utilities Commission, the Federal Energy Regulatory Commission, and the Nuclear Regulatory Commission.

    For additional information about our Company, see WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the Senior Notes for general corporate purposes, including the repayment of debt and an acquisition for approximately $206 million of three 70-megawatt, coal-fired cogeneration facilities in Altavista, Hopewell, and Southampton County, Virginia. Subject to receipt of regulatory approvals, we expect to complete the acquisition by April 2001. The repayment of debt may include a portion of our commercial paper, which at February 28, 2001 aggregated $487.1 million in outstanding principal. The weighted average maturity date was 10.51 days and the weighted average interest rate was 5.52%.

                                 CAPITALIZATION

    The table below shows our capitalization on a consolidated basis as of December 31, 2000. The "As Adjusted for Completed Offering" column reflects our capitalization after giving effect to the February 28, 2001 issuance of $50 million Series 2001A Solid Waste and Sewage Disposal Revenue Bonds by the Industrial Development Authority of the Town of Louisa, Virginia and related agreements ("Completed Offering") and the use of the net proceeds from that offering. The "As Fully Adjusted" column reflects our capitalization after giving effect to the Completed Offering and this offering of Senior Notes and the use of the net proceeds from those offerings.

    You should read this table along with our audited financial statements contained in our most recent Annual Report on Form 10-K. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

                                                       December 31, 2000
                                                 -----------------------------
                                                         As Adjusted
                                                        For Completed As Fully
                                                 Actual   Offering    Adjusted
                                                 ------ ------------- --------
                                                         (in millions)
Short-term debt/1/ ............................. $  955    $  905      $  311
Long-term debt/2/:
  Mortgage bonds................................  2,221     2,221       2,221
  Senior notes and medium-term notes............    815       815       1,415
  Tax exempt financings.........................    548       598         598
                                                 ------    ------      ------
Total long-term debt............................  3,584     3,634       4,234
Company obligated mandatorily redeemable
 preferred securities of subsidiary trust.......    135       135         135
Preferred stock.................................    509       509         509
Common stockholder's equity.....................  3,849     3,849       3,849
                                                 ------    ------      ------
Total capitalization............................ $9,032    $9,032      $9,038
                                                 ======    ======      ======

--------
/1/Includes securities due within one year.
/2/Excludes the effect of unamortized discount ($23 million).

                       RATIO OF EARNINGS TO FIXED CHARGES

                                              Twelve Months Ended December 31,
                                             ----------------------------------
                                              2000   1999   1998   1997   1996
                                             ------ ------ ------ ------ ------
Ratio of earnings to fixed charges..........   3.76   3.50   2.19   3.21   3.14

    For purposes of this ratio, earnings are determined by adding income tax expense and fixed charges to income before extraordinary item and cumulative effect of a change in accounting principle. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, and the portion of rentals as is representative of the interest factor.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following summary of financial information for the years ended December 31, 1998-2000 was derived from, and you should read it in conjunction with, the audited financial statements contained in our most recent Annual Report on Form 10-K. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

                                                        Year Ended December 31,
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
                                                             (in millions)
INCOME STATEMENT INFORMATION, for period ended
  Total revenues....................................... $ 4,791 $ 4,591 $ 4,280
  Income before income taxes, extraordinary item, and
   cumulative effect of a change in accounting
   principle...........................................     837     743     387
  Income before extraordinary item and cumulative
   effect of a change in accounting principle..........     558     485     230
  Net Income...........................................     579     230     230

BALANCE SHEET INFORMATION, at period end
  Cash and cash equivalents............................     141      62
  Total assets.........................................  13,331  11,765
  Short-term debt/1/ ..................................     955     753
  Long-term debt.......................................   3,561   3,551
  Obligated mandatorily redeemable preferred securities
   of subsidiary trust.................................     135     135
  Preferred stock......................................     509     509
  Common shareholder's equity..........................   3,849   3,743

--------
/1/Includes securities due within one year.

DESCRIPTION OF THE SENIOR NOTES

    Set forth below is a description of the specific terms of the Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying base prospectus under the captions DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF SENIOR DEBT SECURITIES. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying base prospectus, the Senior Indenture and the supplemental indenture pertaining to the Senior Notes. Capitalized terms used in this DESCRIPTION OF THE SENIOR NOTES that are not defined in this prospectus supplement have the meanings given to them in the accompanying base prospectus, the Senior Indenture or the supplemental indenture.

General

    The Senior Notes will be issued as a series of Senior Debt Securities under the Senior Indenture. The Senior Notes will initially be limited in aggregate principal amount to $600,000,000. We may, without the consent of the holders of Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Senior Notes. Any additional notes having such similar terms, together with the Senior Notes, will constitute a single series of notes under the Senior Indenture.

    The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 31, 2006. The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

    Each Senior Note will bear interest at the rate of 5.75% per annum from the date of original issuance, payable semi-annually in arrears on March 31 and September 30 of each year (each, an Interest Payment Date). The initial Interest Payment Date is September 30, 2001. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

    So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the Senior Notes are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day before the applicable Interest Payment Date. In any case, interest payable at maturity or upon redemption will be payable to the person to whom principal is payable.

Ranking

    The Senior Notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our other senior unsecured indebtedness. The Senior Notes will be effectively subordinated to all our secured debt, including our first and refunding mortgage bonds, of which there were approximately $2.3 billion outstanding at December 31, 2000. The Senior Notes will not be guaranteed by Dominion Resources, Inc.

    The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur.

Legal Separation Procedures

    The possible legal separation of the Company's electric transmission and distribution assets and operations ("Transmission and Distribution Business") and its electric generation assets and operations ("Generation Business") is discussed above under THE COMPANY. If legal separation occurs while the Senior Notes are outstanding, the following procedures will apply:

 . If the Company retains all or substantially all of the Transmission and Distribution Business, the Senior Notes will remain as senior unsecured obligations of the Company.

  . The Company will cause to be offered to holders of the Senior Notes the right to exchange the Senior Notes for debt securities of the affiliated corporation that acquires the Generation Business (or its parent corporation).

  . Also, for any Senior Notes that are not exchanged, the Company may assign to any direct or indirect wholly-owned subsidiary (which could include an affiliated corporation to which the Generation Business is transferred or its parent corporation) any of its rights or obligations with respect to the Senior Notes, but the Company will not be released from its obligations with respect to the Senior Notes as a result of any such assignment.

 . If, contrary to the plan described above under THE COMPANY, all or substantially all of the Transmission and Distribution Business is transferred to an affiliated corporation, that corporation will assume the Company's obligations as successor to the Company with respect to the Senior Notes, and the Senior Notes will become senior unsecured obligations of that corporation.

  . In this event, the Company will offer holders of the Senior Notes the right to exchange the Senior Notes for debt securities of the Company (or its parent corporation).

 . Any debt securities offered in exchange for Senior Notes will have the same maturity and principal amount as the Senior Notes for which they may be exchanged and will have such other terms (including an interest rate) as the issuer of such debt securities in its sole discretion may establish.

 .  Legal separation will not constitute a default with respect to the Senior
   Notes, nor will it be deemed a sale or transfer of all or substantially all the Company's assets for purposes of the Senior Indenture. See DESCRIPTION OF DEBT SECURITIES-Consolidation, Merger or Sale in the base prospectus.

 . Any exchanges of Senior Notes for other debt securities will commence within 90 days of legal separation (subject to extension for regulatory clearances) and will be conducted in compliance with applicable provisions of the Exchange Act, the Securities Act of 1933 and the Trust Indenture Act.

Optional Redemption

    The Senior Notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

 --100% of the principal amount of Senior Notes then outstanding to be redeemed, or

 --the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 15 basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the Redemption Date.

    We will mail a notice of redemption at least 20 days but no more than 60 days before the Redemption Date to each holder of Senior Notes to be redeemed. If we elect to partially redeem the Senior Notes, the trustee will select in a fair and appropriate manner the Senior Notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the Redemption Date, Interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date:

 --the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

 --if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

    The Adjusted Treasury Rate will be calculated on the third business day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes (Remaining Life).

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means Lehman Brothers Inc. and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

    "Reference Treasury Dealer" means:

 --Lehman Brothers Inc. and its successors; provided that, if Lehman Brothers
   Inc. ceases to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer; and

 --up to four other Primary Treasury Dealers selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

The Trustee

    The trustee under the Senior Indenture is The Chase Manhattan Bank. We and certain of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures under which we and certain of our affiliates have issued securities. The Chase Manhattan Bank and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Upon issuance, the Senior Notes will be represented by one or more fully registered global certificates. Each global certificate will be deposited with DTC or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

    The following is based on information furnished to us by DTC:

    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants (Participants) and to facilitate the clearance and settlement of securities transactions among its Participants in these securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the SEC.

    Purchases of securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of securities (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial Owners purchased securities. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, unless use of the book-entry system for the securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the securities. DTC's records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Although voting with respect to the Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede and Co. will itself consent or vote. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Payments on the Senior Notes will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of the Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursement of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided in this prospectus supplement, a Beneficial Owner of securities will not be entitled to receive physical delivery of securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    DTC may discontinue providing its services as securities depositary with respect to the Senior Notes at any time by giving reasonable notice to us. Under those circumstances, if a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Senior Notes. In that event, certificates for the Senior Notes will be printed and delivered to the holders of record.

    We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement ("Underwriting Agreement"), the underwriters named below have agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the Senior Notes set forth opposite their names below:

                                                                Principal Amount
Underwriters                                                    of Senior Notes
------------                                                    ----------------
Lehman Brothers Inc............................................   $420,000,000
Banc One Capital Markets, Inc..................................     90,000,000
First Union Securities, Inc....................................     90,000,000
                                                                  ------------
Total..........................................................   $600,000,000
                                                                  ============

    Lehman Brothers Inc. is acting as bookrunner in connection with the offering of the Senior Notes.

    The Underwriting Agreement provides that the obligations of the several underwriters to purchase and pay for the Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the Senior Notes if any are taken.

    The underwriters initially propose to offer part of the Senior Notes directly to the public at the respective public offering prices set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.35% of the principal amount of the Senior Notes. Any underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.20% of the principal amount of the Senior Notes. After the initial offering of the Senior Notes, the offering prices and other selling terms may from time to time be varied by the underwriters.

    We estimate that our total offering expenses, not including the underwriting discount, will be approximately $250,000.

    We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    We do not intend to apply for listing of the Senior Notes on a national securities exchange, but have been advised by the underwriters that they intend to make a market in the Senior Notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

    In order to facilitate the offering of the Senior Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Senior Notes for their own accounts. In addition, to cover overallotments or to stabilize the price of the Senior Notes, the underwriters may bid for, and purchase, the Senior Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the Senior Notes in the offering, if they repurchase previously distributed Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Senior Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    The underwriters and their affiliates have, from time to time performed, and currently perform various investment or commercial banking and financial advisory services for us in the ordinary course of business.

LEGAL MATTERS

    Certain legal matters in connection with the offering of the Senior Notes will be passed upon for the Company by McGuireWoods LLP and for the underwriters by Troutman Sanders Mays & Valentine LLP.

EXPERTS

    The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

VIRGINIA ELECTRIC AND POWER COMPANY
One James River Plaza
701 East Cary Street
Richmond, Virginia 23219
(804) 771-3000


[LOGO OF DOMINION RESOURCES]


                                 $1,500,000,000

                                 Mortgage Bonds

                             Senior Debt Securities

                           Junior Subordinated Notes

                Trust Preferred Securities and Related Guarantee

                                Preferred Stock

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 8, 2000.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

 . Annual Report on Form 10-K for the year ended December 31, 1999;

 . Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

 Corporate Secretary
 Virginia Electric and Power Company
 One James River Plaza
 701 East Cary Street
 Richmond, Virginia 23219
 (804) 771-3000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

    Virginia Electric and Power Company is a Virginia corporation with its principal office located at 701 East Cary Street, Richmond, Virginia 23219. The telephone number is (804) 771-3000. All of our common stock is held by Dominion Resources, Inc., a Virginia corporation.

    The Company is a public utility engaged in the generation, transmission, distribution and sale of electric energy within a 30,000 square-mile area in Virginia and northeastern North Carolina. We transact business under the name of Virginia Power in Virginia and under the name of North Carolina Power in North Carolina. The Virginia service area comprises about 65% of Virginia's total land area but accounts for over 80% of its population.

THE TRUST

    Virginia Power Capital Trust II is a statutory business trust newly formed under Delaware law by us, as sponsor for the Trust, and Chase Manhattan Bank Delaware, who will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The trust agreement for the Trust will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trust are initially issued. The amended trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

    The Trust exists for the exclusive purposes of

 . issuing two classes of trust securities, Trust Preferred Securities and trust common securities, which together represent undivided beneficial interests in the assets of the Trust;

 . investing the gross proceeds of the trust securities in our Junior
  Subordinated Notes;

 . making distributions; and

 . engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

    The Junior Subordinated Notes will be the sole asset of the Trust, and our payments under the Junior Subordinated Notes and the Agreement as to Expenses and Liabilities will be the sole revenue of the Trust.

    No separate financial statements of the Trust are included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because the Trust has no independent operations and the purposes of the Trust are as described above. We do not expect that the Trust will be filing annual, quarterly or special reports with the SEC.

    The principal place of business of the Trust will be c/o Virginia Electric and Power Company, One James River Plaza, 701 East Cary Street, Richmond, Virginia 23219.

USE OF PROCEEDS

    The net proceeds from the sale of the offered securities will be used to meet a portion of the general capital requirements of the Company and for the refinancing of other outstanding debt.

COVERAGE RATIOS

    The ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated is as follows:

                                                                      For the
                                                                      Twelve
                                            Twelve Months ended Dec.  Months
                                                      31,              ended
                                            ------------------------ March 31,
                                            1995 1996 1997 1998 1999   2000
                                            ---- ---- ---- ---- ---- ---------
Ratio of earnings to fixed charges......... 2.99 3.14 3.21 2.19 3.50   3.61
Ratio of earnings to fixed charges and
 preferred stock dividends................. 2.49 2.70 2.75 1.85 2.94   3.01

    In the ratio of earnings to fixed charges, earnings are determined by adding taxes on income and fixed charges to income before extraordinary items. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, and the portion of rentals as is representative of the interest factor.

    In the ratio of earnings to fixed charges and preferred stock dividends, earnings are determined by adding taxes on income, fixed charges, and preferred stock dividends (grossed-up by a factor of pre-tax net income divided by net income) to income before extraordinary items. These earnings are then divided by the sum of total fixed charges and preferred stock dividends (as grossed-up).

DESCRIPTION OF THE BONDS

    We will issue our First and Refunding Mortgage Bonds (Bonds) in one or more series under an Indenture of Mortgage dated November 1, 1935, as supplemented and modified by eighty-five supplemental indentures and as to be supplemented by one or more additional supplemental indentures to be entered into in connection with each new series of Bonds. The Indenture of Mortgage and all such supplemental indentures are collectively referred to as the Mortgage. The Indenture of Mortgage, the eighty-five supplemental indentures and a form of supplemental indenture are Exhibits to the Registration Statement of which this Prospectus is a part. The Trustee under the Mortgage is The Chase Manhattan Bank (the Trustee). We have summarized selected provisions of the Mortgage below. Capitalized terms used in the summary have the meanings specified in the Mortgage.

General

    Unless otherwise provided in the applicable prospectus supplement, we will issue the Bonds only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof and these will be exchangeable for a like aggregate principal amount of Bonds of other authorized denominations of the same series. No charge will be made for any transfer or exchange of the Bonds, but we may require payment of a sum sufficient to cover any stamp tax or other governmental charge. You may transfer and exchange your Bonds at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041.

Interest, Maturity and Payment

    The Bonds will bear interest from their issue date at the rate shown in the applicable prospectus supplement payable semiannually on the interest payment dates shown in that prospectus supplement. The Bonds will mature on the date shown in the applicable prospectus supplement. Interest will be paid to the persons in whose names the Bonds are registered at the close of business on the 15th day (whether or not a business day) of the calendar month next preceding the interest payment date, except for defaulted interest and except for unmatured accrued interest on Bonds called for redemption on a date other than an interest payment date. Principal of, premium, if any, and interest on the Bonds are payable at the office or agency of the Trustee in New York City.

Provisions of a Particular Series

    You should refer to the applicable prospectus supplement for the specific terms relating to that particular series of Bonds including:

 . its specific designation;

 . the aggregate principal amount;

 . the date or dates on which the series will mature;

 . the rate per annum at which the series will bear interest;

 . any optional or mandatory redemption provisions allowing the Bonds to be redeemed at our option or of the holder of the Bonds including the redemption or repayment dates and the redemption or repayment prices; and

 . any other special terms.

Security and Priority

    The Bonds will be our secured obligations, together with all other bonds presently or issued later under the Mortgage. The Bonds will be secured by a direct lien on all public utility property owned by us but subject to the operation of the release provisions (which, in effect, permit the disposition of all property in excess of the amount used under the Mortgage). Prior lien debt on after-acquired property may be extended or refunded under the same lien until property is certified under the Mortgage, but not after certification, except upon consent of the holders of 60% in amount of the bonds issued and outstanding under the Mortgage. (See Sections 4.03 and 4.07 of the Mortgage.) All cash, securities, accounts receivable, agreements, leases, materials and supplies, automotive equipment, timber, coal and other minerals under the mortgaged land, and certain other assets are excluded from the lien. (See Preamble to the Indenture of Mortgage, Part VIII and Fourteenth Supplemental Indenture, Part VI.) In case of a merger, consolidation or sale of substantially all of our assets, the lien may be limited to our system at that time. (See Sections 8.02, 8.03 and 8.04 of the Mortgage.)

    The lien of the Mortgage must be duly recorded and filed, and is a first lien junior only to (i) statutory liens and equitable priorities for taxes, services, materials and supplies and (ii) pre-existing liens on after-acquired property.

    Other than the security afforded by the lien of the Mortgage and described under the caption DESCRIPTION OF THE BONDS, there are no provisions of the Mortgage which provide holders of the Bonds protection in the event of a highly leveraged transaction involving our Company. Such a transaction would require regulatory approval, however, and we believe such approval would be unlikely in a transaction that would result in our having a highly leveraged capital structure.

Issuance of Additional Bonds or Other Debt

    We may issue additional bonds under the Mortgage of any series from time to time, but not more in aggregate amount than the amount authorized by our shareholders (currently $5 billion), on the following bases:

 1. Up to 60% of the net amount of additional property certified under
    Section 2.03 and subject to no senior lien except permitted liens and liens securing refundable debt, but only if net earnings (in 12 consecutive months within the 15 next previous months), after depreciation but before income taxes, are at least twice the annual interest charges on all bonds then outstanding or applied for and any indebtedness secured by senior liens.

   a. But no more than 20% of total net earnings may be from nonoperating income and the aggregate of maintenance and repairs and depreciation shall be not less than 15% of total operating revenues less the cost of electricity purchased for resale and resale paid by us for electric properties for such period.

   b. Refundable debt may not exceed 60% of the property securing it or 15% of the bonds outstanding or issuable and is deducted from the amount of bonds otherwise issuable. (See Sections 2.02, 2.03, 2.08, 2.09 and 4.16 of the Mortgage.)

 2. Up to the amount of bonds or refundable debt retired (unless from certain funds). (See Sections 2.02, 2.04, 2.05, 2.08 and 2.09 of the Mortgage.)

 3. Up to the amount of cash deposited for the purpose, but only if net earnings are as required in 1 above. The cash may be withdrawn in the amount of the bonds issuable as shown in 1 and 2 above, without regard to earnings. This is the only restriction on the disposition of proceeds of additional bonds. (See Sections 2.02, 2.06 and 2.07 of the Mortgage.)

    The Bonds will be issued on the bases set forth above.

    The Mortgage does not limit the Company's ability to issue additional unsecured debt.

Release and Substitution of Security

    Property may be released upon filing a Credit Certificate or upon depositing cash in the amount of the value of the property (which then may be withdrawn upon filing a Credit Certificate). The Credit Certificate supplies evidence, between formal certifications under Section 2.03 of the Mortgage, that credits previously established on the basis of property acquisition or bonds or refundable debt retirement have not been exhausted by showing that the retirements that have not yet been certified are less than the balance of the credits that would remain unused after the action then sought (including in such credits the amount of additional property not formally certified and the amount of release moneys, etc., then held by the Trustee). Instead of cash, purchase money bonds or bonds of the United States or any State or their respective political subdivisions may be deposited. Special provisions are made for property and cash subject to senior liens and for refundable debt held in pledge. (See Section 2.09(q), Article 5 and Article 6 of the Mortgage.)

Modification

    With the consent of the holders of 75% in amount of all bonds issued and outstanding under the Mortgage (including at least 60% in amount of each affected series)

 . any default may be waived except for a default in the payment of principal or interest at their due dates; and

 . the Mortgage may be changed in any way except to extend the due dates of principal or interest or reduce the amount of principal, interest or premium, if any. (See Section 7.24 and Article 14 of the Mortgage.)

Default and Action by the Trustee

    An event of default includes:

 . default in payment of principal of any series of bonds issued under the Mortgage;

 . continuous default for 90 days in payment of interest on any series of such bonds (except that the default need only continue for 30 days in the case of certain series);

 . default for 90 days after notice in the performance of any other covenant in the Mortgage and the occurrence of certain bankruptcy-related events. (See
  Section 7.01. of the Mortgage)

    During an event of default, the Trustee must use the same degree of care and skill as a prudent person in the conduct of their own affairs. Subject to that standard, a majority in amount of bonds issued under the Mortgage is necessary to require the Trustee to take action, and the Trustee is entitled to be indemnified to its satisfaction. (See Section 7.20 of Indenture of Mortgage and Third Supplemental Indenture Sections 7.02 and 7.03.) We are required to report annually to the Trustee that we are not in default under the Mortgage. (See Third Supplemental Indenture Section 6.03.)

DESCRIPTION OF DEBT SECURITIES

    The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Notes. We will issue the Senior Debt Securities in one or more series under our Senior Indenture dated as of June 1, 1998, between us and The Chase Manhattan Bank as Trustee. We will issue the Junior Subordinated Notes in one or more series under our Subordinated Note Indenture dated as of August 1, 1995 between us and The Chase Manhattan Bank (formerly Chemical Bank) as Trustee, as supplemented from time to time. We have summarized selected provisions of the Indentures below. The Senior Indenture and the Subordinated
Note Indenture are exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

    The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Notes will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described under the caption ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES--Subordination.

    Our ability to meet our obligations under the Debt Securities is dependent on our earnings and cash flows. As of April 1, 2000, we have 6.5 million issued and outstanding shares of Preferred Stock with an aggregate liquidation value of $656.1 million. In addition to trade debt, we have ongoing corporate debt programs used to finance our business activities. As of April

1, 2000, we had approximately $4.1 billion of outstanding debt.

    Neither of the Indentures limits the amount of Debt Securities that we may issue under it. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. A form of supplemental indenture to each of the Indentures is an exhibit to the registration statement.

    The Indentures do not protect the holders of Debt Securities if we engage in a highly leveraged transaction.

Provisions of a Particular Series

    The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. The prospectus supplement for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

 . the title and type of the Debt Securities;

 . the total principal amount of the Debt Securities;

 . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

 . the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

 . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

 . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

 . any payments due if the maturity of the Debt Securities is accelerated;

 . any optional redemption terms, or with respect to the Senior Debt Securities, any repayment terms;

 . the obligations, if any, of the Company to redeem or purchase any securities of the series pursuant to any sinking fund, purchase fund or analogous provisions or at the option of the Holder thereof and the period or periods within which, the price or prices at which the terms and conditions upon which any Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

 . any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or, with respect to the Senior Debt Securities, any sinking fund provisions;

 . the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

 . if payments may be made, at our election or at the holder's election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

 . any index or formula used for determining principal, interest, or premium, if any;

 . the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

 . whether the Debt Securities will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary's nominee (Book-Entry Debt Securities);

 . denominations, if other than $1,000 each or multiples of $1,000;

 . any changes to events of defaults or covenants; and

 . any other terms of the Debt Securities. (Sections 201 & 301 of the Senior
  Indenture & Sections 201 & 301 of the Subordinated Note Indenture)

    The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

    No Debt Security will be subject to conversion, amortization, or redemption, unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the conversion or redemption of Debt Securities will be set forth in the applicable prospectus supplement, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we may not redeem the Debt Security prior to Stated Maturity. Debt Securities subject to redemption by us will be subject to the following terms:

 . redeemable on and after the applicable redemption dates;

 . redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

 . redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not less than 30 nor more than 60 days prior to the date of redemption. (Section 1104 of the Senior Indenture &
  Section 1104 of the Subordinated Note Indenture.)

    We will not be required to:

 . issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the notice is mailed identifying the Debt Securities of that series that have been selected for redemption; or

 . register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture & Section 303 of the Subordinated Note Indenture.)

Payment and Transfer; Paying Agent

    The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

 . by wire transfer to an account at a banking institution in the United States that is designated in writing to the Trustee prior to the deadline set forth in the applicable prospectus supplement by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

 . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture & Sections 305 and 1001 of the Subordinated Note Indenture.)

    Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the participants.

    Unless we state otherwise in the applicable prospectus supplement, the Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture & Section 1002 of the Subordinated Note Indenture.)

    Any money that we have paid to a paying agent for principal or interest on any Debt Securities which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 1003 of the Senior Indenture & Section 1003 of the Subordinated Note Indenture.)

    Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge. (Section 1002 of the Senior Indenture &
Section 1002 of the Subordinated Note Indenture.)

Global Securities

    We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $400,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be deposited and registered with the securities depositary or its nominee or a custodian for the securities depositary. Unless it is exchanged in whole or in part for Debt

Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 305 of the Senior Indenture & Section 203 of the Subordinated Note Indenture.)

    Unless otherwise stated in any prospectus supplement, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement.

    Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

 . the securities depositary, with respect to participants' interests; and

 . any participant, with respect to interests the participant holds on behalf of other persons.

    As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

 . may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

 . may not receive or be entitled to receive physical delivery of certificated
  Book-Entry Debt Securities in exchange for the global certificate; and

 . will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 202 of the Subordinated Note Indenture.)

    We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

    Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

 . the Company;

 . the Trustee;

 . the Trust (only with respect to the Junior Subordinated Notes if the Junior
  Subordinated Notes are issued to a Trust); or

 . any agent of any of the above.

Covenants

    Under the Indentures we will:

 . pay the principal, interest and premium, if any, on the Debt Securities when due;

 . maintain a place of payment;

 . preserve and keep in full force and effect our corporate existence except as provided in the Indentures;

 . deliver an officer's certificate to the Trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures;

 . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any; and

 . file a written notice with Trustee specifying the amount of original issue discount (including daily rate and accrual periods) accrued on the outstanding securities. (Sections 1001, 1002, 1003, 1004, 1005, 1006, 1007
  of the Senior Indenture & Sections 1001, 1002, 1003 and 1006 of the Subordinated Note Indenture.)

Consolidation, Merger or Sale

    The Indentures provide that we may consolidate or merge with or into, or sell all or substantially all of our properties and assets to, another corporation or other entity, provided that any successor assumes our obligations under the Indentures and the Debt Securities issued under the Indentures. We must also deliver an opinion of counsel to the Trustee affirming our compliance with all conditions in the applicable Indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the Senior Indenture, and we will be relieved of our obligations under the Senior Indenture and the Debt Securities issued under them. (Sections 801 & 802 of the Senior Indenture & Sections 801 & 802 of the Subordinated Note Indenture.)

Events of Default

    Event of Default when used in each of the Indentures, will mean any of the following:

 . failure to pay the principal or any premium on any Debt Security when due;

 . with respect to the Senior Debt Securities, failure to deposit any sinking fund payment when due that continues for 60 days;

 . failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

 . failure to perform any other covenant in the Indentures (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 33% of the outstanding Debt Securities (25% in the case of the Junior Subordinated Notes) of that series give us written notice of the default;

 . certain events in bankruptcy, insolvency or reorganization of the Company; or

 . any other Event of Default included in the Indentures or any supplemental indenture. (Section 501 of the Senior Indenture & Section 501 of the Subordinated Note Indenture.)

    In the case of a general covenant default described above, the Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement.

    If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 33% (25%, in the case of the Junior Subordinated Notes) in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the trust agreement. (Section 502 of the Senior Indenture & Section 502 of the Subordinated Note Indenture.)

    The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. However, the Trustee shall give the holders of Debt Securities notice of any default to the extent provided by the Trust Indenture Act. (Sections 512, 601 & 602 of the Senior Indenture & Sections 512, 601 and 602 of the Subordinated Note Indenture.)

    The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture & Section 508 of the Subordinated Note Indenture.)

Satisfaction; Discharge

    We may discharge all our obligations (except those described below) to holders of the Debt Securities issued under the Indentures, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities. However, certain of our obligations under the Indentures will survive, including with respect to the following:

 . rights of holders to cause us to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

 . rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the Trustee; and

 . the rights, obligations and immunities of the Trustee under the Indentures.
  (Section 401 of Senior Indenture & Section 401 of Subordinated Note
  Indenture.)

Modification of Indentures; Waiver

    Under the Indentures our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture & Section 902 of the Subordinated Note Indenture.) In addition, we may supplement the Indentures to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture & Section 901 of the Subordinated Note Indenture.)

    The holders of a majority of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture & Section 513 of the Subordinated Note Indenture.)

    In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Notes of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Note Indenture under which those Junior Subordinated Notes were issued. (Section 1008 of the Subordinated Note Indenture.)

Concerning the Trustee

    The Chase Manhattan Bank is the Subordinated Note Indenture Trustee and the Trustee under the Senior Indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and of certain of our affiliates are outstanding. It has purchased, and is likely to purchase in the future, our securities and securities of our affiliates.

    The Trustee will perform only those duties that are specifically set forth in the Indentures unless an event of default under an Indenture occurs and is continuing. The Trustee is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture & Section 601 of the Subordinated Note Indenture.)

    The Trustee administers its corporate trust business at 450 West 33rd Street, New York, New York 10001 (Attention: Capital Markets Fiduciary Services).

ADDITIONAL TERMS OF SENIOR DEBT SECURITIES

Repayment at the Option of the Holder; Repurchases by the Company

    Upon execution of the Fourth Supplemental Indenture to the Senior Indenture dated June 1, 1998, the Company may at its discretion issue Senior Debt Securities with repayment provisions at the option of the holder. We must repay the Senior Debt Securities at the option of the Holders prior to the Stated Maturity Date only if specified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, the Senior Debt Securities subject to repayment at the option of the Holder will be subject to repayment:

 . on the specified Repayment Dates; and

 . at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date.

    For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 60 nor less than 30 calendar days prior to the date of repayment:

 . in the case of a certificated Senior Debt Security, the certificated Senior
  Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

 . in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the Holder will be irrevocable.

    Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securities or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary's records, to the Trustee. See DESCRIPTION OF DEBT SECURITIES--Global Securities.

Defeasance

    We will be discharged from our obligations on the Senior Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Debt Securities of the series. If this happens, the holders of the Senior Debt Securities of the series will not be entitled to the benefits of the Senior Indenture except for registration of transfer and exchange of Senior Debt Securities and replacement of lost, stolen or mutilated Senior Debt Securities. (Sections 1302 and 1304 of the Senior Indenture.)

    Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Senior Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Senior Debt Securities and the value of the holder's interest in the Trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES

Additional Covenants Applicable to Junior Subordinated Notes

    Under the Subordinated Note Indenture, we will:

 . maintain 100% ownership of any trust to which the Junior Subordinated Notes have been issued, if any, while the Junior Subordinated Notes remain outstanding; and

 . pay to any trust to which the Junior Subordinated Notes have been issued, if any, any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority on the trust, so that the net amounts received and retained by the trust (after paying any taxes, duties, assessments or other governmental charges) will be not less than the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. (Sections 303 and 305 of the Subordinated Note Indenture.)

Option to Extend Interest Payment Period

    We can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an Extension Period). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement. No Extension Period may extend beyond the maturity of the Junior Subordinated Notes. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the rate for the Junior Subordinated Notes, to the extent permitted by applicable law. (Section 301 of the Subordinated Note Indenture.)

    During any Extension Period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. Also we will not make any payments, redeem or repurchase any Debt Securities of equal or junior rank to the Junior Subordinated Notes or make any guarantee payments on any such Debt Securities. We may, however, make the following types of distributions:

 . dividends paid in common stock;

 . dividends in connection with the implementation of a shareholder rights plan;

 . payments to a trust holding securities of the same series under a guarantee;
  or

 . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Subordination

    Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Note Indenture, to all Senior Indebtedness as defined below. If:

 . we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

 . a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

 . the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 1301 and 1303 of the Subordinated Note Indenture.)

    Senior Indebtedness means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

 . all of our indebtedness for borrowed or purchased money that is evidenced by notes, debentures, bonds or other written instruments;

 . our obligations for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

 . any of our other indebtedness or obligations with respect to commodity contracts, interest rate commodity and currency swap agreements and other similar agreements or arrangements; and

 . all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

    Senior Indebtedness will not include our obligations to trade creditors or indebtedness. (Section 101 of the Subordinated Note Indenture.)

    Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Note Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Note Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Section 1308 of the Subordinated Note Indenture.)

    The Subordinated Note Indenture does not limit the amount of Senior Indebtedness that we may issue.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The following is a summary of the principal terms of the Trust Preferred Securities. The form of amended trust agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, or is incorporated by reference. The terms of the Trust Preferred Securities will include those stated in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act.

General

    The Trust will exist until terminated as provided in its amended trust agreement. Except under certain circumstances, we will be entitled to appoint, remove, or replace trustees, who will conduct the business and affairs of the Trust. The trustees of the Trust will consist of:

 . two employees, officers or affiliates of the Company as Administrative
  Trustees;

 . a financial institution unaffiliated with us that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in a prospectus supplement (the Property Trustee); and

 . one trustee with its principal place of business or who resides in the State of Delaware and who will act under the terms set forth in a prospectus supplement. (Sections 6.1 through 6.5 of the Amended Trust Agreement.)

    The amended trust agreement will authorize the Administrative Trustees to issue, on behalf of the Trust, two classes of trust securities, Trust Preferred Securities and trust common securities, each of which will have the terms described in this prospectus and in the applicable prospectus supplement. We will own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made on the trust common securities, proportionately with the Trust Preferred Securities. However, if an event of default occurs and is continuing under the amended trust agreement, the rights of the holders of the trust common securities to payment for distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire, directly or indirectly, trust common securities in a total liquidation amount of approximately 3% of the total capital of the Trust. (Sections 3.6, 5.1, 5.2 and 7.1 of the Amended Trust Agreement.)

    The proceeds from the sale of the Trust Preferred Securities will be used by the Trust to purchase our Junior Subordinated Notes. These Junior Subordinated Notes will be held in trust by the Property Trustee for the benefit of the holders of the trust securities. We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the Trust Preferred Securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. See DESCRIPTION OF THE GUARANTEE.

    The assets of the Trust available for distribution to the holders of Trust Preferred Securities will be limited to payments from us under the Junior Subordinated Notes held by the Trust. If we fail to make a payment on the Junior Subordinated Notes, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.

    The Guarantee, when taken together with our obligations under the Junior Subordinated Notes, the Subordinated Note Indenture and the amended trust agreement, will have the effect of providing a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the Trust.

    The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions, that will be described in the amended trust agreement or made part of the amended trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the Trust Preferred Securities will mirror the terms of the Junior Subordinated Notes held by the Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Notes. Holders of Trust Preferred Securities have no preemptive or similar rights. (Section 7.1 of the Amended Trust Agreement.)

Provisions of a Particular Series

    The Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

 . the name of the Trust Preferred Securities;

 . the liquidation amount and number of Trust Preferred Securities issued;

 . the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

 . the date from which distributions will be cumulative;

 . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

 . the terms and conditions, if any, upon which the Junior Subordinated Notes and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

 . any securities exchange on which the Trust Preferred Securities will be listed;

 . whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for those global certificates and the specific terms of the depositary arrangements; and

 . any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities. (Article 7 of the Amended Trust Agreement.)

    The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to the Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of the Trust.

Extensions

    We have the right under the Subordinated Note Indenture to defer payments of interest on the Junior Subordinated Notes which may be held by the Trust by extending the interest payment period from time to time on the particular series of Junior Subordinated Notes. The Administrative Trustees will give the holders of the Trust Preferred Securities notice of any Extension Period applicable to the Trust Securities upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the Trust Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period. See ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES--Option to Extend Interest Payment Period.

Distributions

    Distributions on the Trust Preferred Securities will be made on the dates payable to the extent that the Trust has funds available for the payment of distributions in the property account. The Trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the Junior Subordinated Notes. We have guaranteed the payment of distributions out of monies held by the Trust to the extent set forth under DESCRIPTION OF THE GUARANTEE.

    Distributions on the Trust Preferred Securities will be payable to the holders named on the securities books and records of the Trust at the close of business on the relevant record dates, which, as long as the Trust Preferred Securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Notes in the Property Account for the benefit of the holders of the trust securities. In the event that the Trust Preferred Securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the Trust Preferred Securities are listed and, if none, the Administrative Trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Trust Preferred Securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the record date. (Section 7.2 of the Amended Trust Agreement.)

Mandatory Redemption of Trust Preferred Securities

    The Trust Preferred Securities have no stated maturity date, but will be redeemed upon the maturity of the Junior Subordinated Notes held by the Trust or to the extent the Junior Subordinated Notes held by the Trust are redeemed prior to maturity. The Junior Subordinated Notes will mature on the date specified in the applicable prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described below under Special Event Redemption.

    Upon the maturity of the Junior Subordinated Notes held by the Trust, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding trust securities at the Redemption Price. Upon the redemption of the Junior Subordinated Notes, held by the Trust either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem trust securities having a total liquidation amount equal to the total principal amount of the Junior Subordinated Notes held by the Trust so redeemed at the redemption price; provided, that holders of trust securities will be given not less than 30 nor more than 60 days' notice of the redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately. (Section 7.3 of the Amended Trust Agreement.)

Special Event Redemption

    Both a Tax Event and an Investment Company Act Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

    A Tax Event means that the Administrative Trustees have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in, the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the Trust Preferred Securities are issued and sold, there is more than an insubstantial risk that:

 . the Trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the Junior Subordinated Notes held by it,

 . interest payable to the Trust on the Junior Subordinated Notes held by it is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes, or

 . the Trust is or within 90 days would be subject to a material amount of other taxes, duties or other governmental charges.

    Investment Company Event means that the Administrative Trustees have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the Trust Preferred Securities are issued and sold, the Trust is or will be considered an investment company and is required to be registered under the Investment Company Act. (Section 1.1 of the Amended Trust Agreement.)

Redemption Procedures

    The Trust may not redeem fewer than all the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or before the date of redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

    If the Trust gives a notice of redemption in respect of the trust securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, and if we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Notes held by it, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities, and the paying agent will pay the applicable redemption price to the holders of the trust common securities by check. If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, distributions will cease to accrue and all rights of holders of Trust Preferred Securities called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price but without interest on the redemption price. In the event that any date fixed for redemption of Trust Preferred Securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of Trust Preferred Securities is improperly withheld or refused and not paid either by the Trust or by us under the Guarantee, distributions on the Trust Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    Subject to the foregoing and applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement. (Section 7.4 of the Amended Trust Agreement.)

Conversion or Exchange Rights

    The terms on which the Trust Preferred Securities are convertible into or exchangeable for common stock or our other securities will be contained in the applicable prospectus supplement. Those terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions under which the number of shares of common stock or our other securities to be received by the holders of Trust Preferred Securities would be subject to adjustment.

Distribution of the Junior Subordinated Notes

    We will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause Junior Subordinated Notes formerly held by the Trust to be distributed to the holders of the Trust Preferred Securities in a total stated principal amount equal to the total stated liquidation amount of the Trust Preferred Securities then outstanding. Prior to any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the Trust and distribute the Junior Subordinated Notes will be conditioned on our receipt of an opinion rendered by an independent tax counsel that the distribution would not result in the recognition of gain or loss for federal income tax purposes by the holders. (Section 8.1 of the Amended Trust Agreement.)

Liquidation Distribution Upon Dissolution

    The amended trust agreement will state that the Trust will be dissolved:

 . upon our bankruptcy;

 . upon the filing of a certificate of dissolution or its equivalent with respect to us;

 . upon the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of at least a majority in liquidation amount of the Trust Preferred Securities, voting together as a single class;

 . 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

 . upon the distribution of the related Junior Subordinated Notes formerly held by the Trust directly to the holders of the trust securities;

 . upon the redemption of all of the trust securities; or

 . upon entry of a court order for the dissolution of us or the Trust. (Section
  8.1 of the Amended Trust Agreement.)

    In the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the Trust Preferred Securities will be entitled to receive:

 . cash equal to the total liquidation amount of each Trust Preferred Security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

 . Junior Subordinated Notes in a total principal amount equal to the total liquidation amount of the Trust Preferred Securities.

    If the Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the Trust on its trust securities will be paid proportionately. However, if an event of default under the related amended trust agreement occurs, the total amounts due on the Trust Preferred Securities will be paid before any distribution on the trust common securities. Under certain circumstances involving the dissolution of a Trust, subject to obtaining any required regulatory approval, Junior Subordinated Notes will be distributed to the holders of the trust securities in liquidation of that Trust. (Section 8.2 of the Amended Trust Agreement.)

Trust Enforcement Events

    An event of default under the Subordinated Note Indenture relating to the Junior Subordinated Notes held by the Trust will be an event of default under the amended trust agreement (a Trust Enforcement Event). See DESCRIPTION OF DEBT SECURITIES--Events Of Default.

    In addition, the voluntary or involuntary dissolution, winding up or termination of the Trust is also a Trust Enforcement Event, except in connection with:

 . the distribution of the Junior Subordinated Notes formerly held by the Trust to holders of the trust securities of the Trust,

 . the redemption of all of the trust securities of the Trust, and

 . mergers, consolidations or amalgamations permitted by the amended trust agreement of the Trust.

    Under the amended trust agreement, the holder of the trust common securities will be deemed to have waived any Trust Enforcement Event with respect to the trust common securities until all Trust Enforcement Events with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the Trust Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the amended trust agreement and the Subordinated Note Indenture. In the event that any Trust Enforcement Event with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the amended trust agreement, under the amended trust agreement the holders of trust common securities have agreed that the waiver also constitutes a waiver of the Trust Enforcement Event with respect to the trust common securities for all purposes under the amended trust agreement without any further act, vote or consent of the holders of trust common securities. (Section 2.6 of the Amended Trust Agreement.)

    We and the Administrative Trustees must file annually with the Property Trustee a certificate evidencing compliance with all the applicable conditions and covenants under the amended trust agreement. (Section 2.4 of the Amended Trust Agreement.)

    Upon the occurrence of a Trust Enforcement Event involving an event of default under the Subordinated Note Indenture the Property Trustee, as the sole holder of a particular series of Junior Subordinated Notes, will have the right under the Subordinated Note Indenture to declare the principal of, interest and premium, if any, on the Junior Subordinated Notes held by the Trust to be immediately due and payable.

    If a Property Trustee fails to enforce its rights under the amended trust agreement or the Subordinated Note Indenture to the fullest extent permitted by law and subject to the terms of the amended trust agreement and the Subordinated Note Indenture, any holder of Trust Preferred Securities may sue us, or seek other remedies, to enforce the Property Trustee's rights under the amended trust agreement or the Subordinated Note Indenture without first instituting a legal proceeding against the Property Trustee or any other person. If a Trust Enforcement Event occurs and is continuing as a result of our failure to pay principal of or interest or premium, if any, on the Junior Subordinated Notes held by the Trust when payable, then a holder of the Trust Preferred Securities may directly sue us or seek other remedies, to collect its proportionate share of payments owned. See RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED NOTES HELD BY THE TRUST.

Removal and Replacement of Trustees

    Only the holders of trust common securities have the right to remove or replace the trustees of the Trust, except that while an event of default in respect of the Junior Subordinated Notes held by the Trust has occurred or is continuing, the holders of a majority of the Trust Preferred Securities will have this right. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended trust agreement. (Section 6.6 of the Amended Trust Agreement.)

Mergers, Consolidations or Amalgamations of the Trust

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body (each, a Merger Event), except as described below. The Trust may, with the consent of a majority of its Administrative Trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

 . the successor entity either

  . assumes all of the obligations of the Trust relating to its trust securities, or

  . substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

 . we acknowledge a trustee of the successor entity who has the same powers and duties as the Property Trustee of the Trust, as the holder of a particular series of Junior Subordinated Notes;

 . the Trust Preferred Securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the Trust Preferred Securities are then listed;

 . the Merger Event does not cause the Trust Preferred Securities or successor securities to be downgraded by any nationally recognized rating agency;

 . the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust securities or successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity;

 . the successor entity has a purpose identical to that of the Trust;

 . prior to the Merger Event, we have received an opinion of counsel from a nationally recognized law firm stating that

  . the Merger Event does not adversely affect the rights of the holders of the Trust Preferred Securities or any successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity, and

  . following the Merger Event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

 . we guarantee the obligations of the successor entity under the successor securities in the same manner as in the Guarantee.

    In addition, unless all of the holders of the Trust Preferred Securities and trust common securities approve otherwise, the Trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause the Trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes. (Section 3.15 of the Amended Trust Agreement.)

Voting Rights; Amendment of Trust Agreement

    The holders of Trust Preferred Securities have no voting rights except as discussed under DESCRIPTION OF THE TRUST PREFERRED SECURITIES--Mergers, Consolidations Or Amalgamations Of The Trust and DESCRIPTION OF THE GUARANTEE-- Amendments, and as otherwise required by law and the amended trust agreement.

    The amended trust agreement may only be amended by a written instrument approved and executed by the Sponsor and (i) the Administrative Trustees (or, if there are more than two Administrative Trustees, a majority of the Administrative Trustees), (ii) the Property Trustee; and (iii) the Delaware Trustee if the amendment affects the rights, powers, duties, obligations or immunities of the Delaware Trustee. However, if any proposed amendment provides for

 . any change in the amount or timing of any distribution on the Trust Preferred
  Securities or otherwise adversely affects the amount of any distribution required to be made in respect of the Trust Preferred Securities as of a specified date, or

 . any restriction on the right of a Holder of Trust Preferred Securities to institute suit for the enforcement of any such payment on or after such date,

then the holders of the Trust Preferred Securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by each Holder of the Trust Preferred Securities affected by the amendment.

    If any proposed amendment would

 . adversely affect the powers, preferences or special rights of the Trust
  Preferred Securities, whether by way of amendment to the amended trust agreement or otherwise, or

 . result in the dissolution, winding-up or termination of the Trust other than under the terms of the amended trust agreement,

then the holders of the Trust Preferred Securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the Trust Preferred Securities affected by the amendment or proposal.

    No amendment may be made to an amended trust agreement if that amendment would:

 . cause the Trust to be characterized as other than a grantor trust for U.S.
  federal income tax purposes;

 . reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act; or

 . cause the Trust to be deemed to be an investment company which is required to be registered under the Investment Company Act. (Section 11.1 of the Amended Trust Agreement.)

    The holders of a majority of the total liquidation amount of the Trust Preferred Securities have the right to:

 . direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee; or

 . direct the exercise of any trust or power conferred upon the Property
  Trustee under the amended trust agreement, including the right to direct the Property Trustee, as the holder of a particular series of Junior Subordinated Notes, to

  . exercise the remedies available under the Subordinated Note Indenture with respect to the Junior Subordinated Notes held by the Trust,

  . waive any event of default under the Subordinated Note Indenture that is waivable, or

  . cancel an acceleration of the principal of the Junior Subordinated Notes held by the Trust.

    In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel stating that, as a result of that action, the Trust will continue to be classified as a grantor trust for U.S. federal income tax purposes. (Section 7.5 of the Amended Trust Agreement.)

    As described in the form of amended trust agreement, the Property Trustee may hold a meeting to have holders of Trust Preferred Securities vote on a change or have them approve a change by written consent.

    If a vote by the holders of Trust Preferred Securities is taken or a consent is obtained, any Trust Preferred Securities owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

 . we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of Trust Preferred Securities; and

 . any Trust Preferred Securities owned by us or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained. (Section 7.5 of the Amended Trust Agreement.)

Information Concerning the Property Trustee

    For matters relating to compliance with the Trust Indenture Act, the Property Trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a Trust Enforcement Event, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. (Sections 3.9 and 3.10 of the Amended Trust Agreement.)

Information Concerning the Administrative Trustees

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in a way that:

 . will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act;

 . will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

 . will cause the Junior Subordinated Notes it holds to be treated as our indebtedness for U.S. federal income tax purposes.

    We and the Administrative Trustees are authorized to take any action, so long as it is consistent with applicable law or the certificate of trust or amended trust agreement, that we and the Administrative Trustees determine to be necessary or desirable for those purposes. (Section 3.6 of the Amended Trust Agreement.)

DESCRIPTION OF THE GUARANTEE

    We will execute the Guarantee from time to time for the benefit of the holders of the Trust Preferred Securities.

    The Chase Manhattan Bank will act as Guarantee Trustee under the Guarantee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities to which it relates.

    The following description of the Guarantee is only a summary. The form of Guarantee is an exhibit to the registration statement.

General

    We will irrevocably and unconditionally agree under the Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in that Guarantee, to the holders of the Trust Preferred Securities to which the Guarantee relates, to the extent that the Guarantee

Payments are not paid by or on behalf of the Trust. We are required to pay the Guarantee Payments to the extent specified in the Guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person. (Section 5.1 of the Guarantee.)

    The following payments and distributions on the Trust Preferred Securities are Guarantee Payments:

 . any accrued and unpaid distributions required to be paid on the Trust
  Preferred Securities but only to the extent that the Trust has funds legally and immediately available for those distributions;

 . the redemption price for any Trust Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

 . upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities or the redemption of all the Trust Preferred Securities, the lesser of:

  . the sum of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

  . the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities in liquidation of the Trust. (Section 1.1 of the Guarantee.)

    We may satisfy our obligation to make a Guarantee Payment by making that payment directly to the holders of the related Trust Preferred Securities or by causing the Trust to make the payment to those holders. (Section 5.1 of the Guarantee.)

    The Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Trust Preferred Securities from the time of issuance of those Trust Preferred Securities, except that the Guarantee will only apply to the payment of distributions and other payments on the Trust Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

    If we do not make the required payments on the Junior Subordinated Notes that the Property Trustee holds under the Trust, the Trust will not make the related payments on its Trust Preferred Securities.

Subordination

    Our obligations under the Guarantee will be unsecured obligations of the Company. Those obligations will rank:

 . subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

 . equal in priority with the Junior Subordinated Notes that we may issue and similar guarantees; and

 . senior to our common and preferred stock.

    We have $139 million in Junior Subordinated Notes outstanding that will rank equal in priority with the Guarantee. We have common and preferred stock outstanding that will rank junior to the Guarantee.

    The Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. (Section 5.4 of the Guarantee.)

    The terms of the Trust Preferred Securities will provide that each holder of the Trust Preferred Securities, by accepting those Trust Preferred Securities, agrees to the subordination provisions and other terms of the Guarantee.

Amendments

    We may amend the Guarantee without the consent of any holder of the Trust Preferred Securities if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the Guarantee with the approval of the holders of at least a majority in liquidation amount of the outstanding Trust Preferred Securities. (Section 9.2 of the Guarantee.)

Termination

    The Guarantee will terminate and be of no further effect when:

 . the redemption price of the Trust Preferred Securities to which the Guarantee relates is fully paid;

 . we distribute the related Junior Subordinated Notes to the holders of those Trust Preferred Securities; or

 . the amounts payable upon liquidation of the Trust are fully paid. (Section
  7.1 of the Guarantee.)

    The Guarantee will remain in effect or will be reinstated if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid to that holder with respect to those Trust Preferred Securities or under the Guarantee.

Material Covenants

    We will covenant that, so long as any Trust Preferred Securities remain outstanding, if there is an event of default under the Guarantee or the amended trust agreement:

 . we will not make distributions related to our Debt Securities that rank equally with or junior to the Junior Subordinated Notes held by the Trust, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

 . we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments.

    We may, however, make the following types of distributions:

 . dividends paid in common stock;

 . dividends in connection with the implementation of a shareholder rights plan;

 . payments to a trust holding securities of the same series under a guarantee;
  and

 . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants. (Section 6.1 of the Guarantee.)

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Events of Default

    An event of default will occur under the Guarantee if we fail to perform any of our payment obligations under the Guarantee. The holders of a majority of the Trust Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Trust Preferred Securities of that series. (Section 2.6 of the Guarantee.) The Guarantee Trustee is entitled to enforce the Guarantee for the benefit of the holders of the Trust Preferred Securities of a series if an event of default occurs under the Guarantee. (Section 3.1 of the Guarantee.)

    The holders of a majority of the Trust Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to the Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under the Guarantee. Any holder of the related Trust Preferred Securities may institute a legal proceeding directly against us to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. (Section 5.4 of the Guarantee.)

Concerning the Guarantee Trustee

    The Chase Manhattan Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Note Indenture Trustee and the Senior Indenture Trustee. We and certain of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and certain of our affiliates are outstanding.

    The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section
3.1 of the Guarantee.) Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Trust Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 3.2 of the Guarantee.)

Agreement as to Expenses and Liabilities

    We will enter into an Agreement as to Expenses and Liabilities under the Trust Agreement. The Agreement as to Expenses and Liabilities will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related trust common or other similar interests in the Trust the amounts due to the holders under the terms of those trust common securities or those similar interests.

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RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
GUARANTEE AND THE JUNIOR SUBORDINATED NOTES HELD BY THE TRUST

    We will guarantee payments of distributions and redemption and liquidation payments due on the Trust Preferred Securities, to the extent the Trust has funds available for the payments, to the extent described under DESCRIPTION OF THE GUARANTEE. No single document executed by us in connection with the issuance of the Trust Preferred Securities will provide for our full, irrevocable and unconditional guarantee of the Trust Preferred Securities. It is only the combined operation of our obligations under the Guarantee, the amended trust agreement and the Subordinated Note Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations for the Trust Preferred Securities.

    As long as we make payments of interest and other payments when due on the Junior Subordinated Notes held by the Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the Trust Preferred Securities issued by the Trust, primarily because:

 . the total principal amount of the Junior Subordinated Notes held by the Trust will be equal to the sum of the total liquidation amount of the trust securities;

 . the interest rate and interest and other payment dates on the Junior
  Subordinated Notes held by the Trust will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

 . we will pay for any and all costs, expenses and liabilities of the Trust except its obligations under its Trust Preferred Securities; and

 . each amended trust agreement will provide that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    If and to the extent that we do not make payments on the Junior Subordinated Notes held by the Trust, the Trust will not have funds available to make payments of distributions or other amounts due on its Trust Preferred Securities. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of Trust Preferred Securities under the amended trust agreement to the extent we make a payment to you in any such legal action.

ACCOUNTING TREATMENT

    The Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of the Trust. The Trust Preferred Securities, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Notes held by the Trust will be included in the notes to the consolidated financial statements. We will record distributions that

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the Trust pays on the Trust Preferred Securities as an expense in our consolidated statement of income.

DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of our authorized Preferred Stock. If we offer Preferred Stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the SEC.

    Our Board of Directors can, without approval of shareholders, issue one or more series of Preferred Stock. The Board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of Preferred Stock, the number of shares constituting each series and the terms and conditions of issue.

    The Preferred Stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the Preferred Stock will rank on a parity in all respects with any outstanding Preferred Stock we may have and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any Preferred Stock that may subsequently be issued may limit the rights of the holders of our common stock and Preferred Stock.

    The transfer agent, registrar, and dividend disbursement agent for a series of Preferred Stock will be named in a prospectus supplement. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors or to vote on any other matter.

PLAN OF DISTRIBUTION

    We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

    Offered securities may be sold through agents that we designate. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

    If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

    We may also sell offered securities directly. In this case, no underwriters or agents would be involved.

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General Information

    Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the Act), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

    McGuire, Woods, Battle & Boothe LLP, Richmond Virginia, counsel to the Company, will issue an opinion about the legality of the offered securities for us. Certain matters relating to the formation of the Trust and the issuance of the Trust Preferred Securities under Delaware law and the Trust Agreement will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Trust and the Company. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

    The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Legal conclusions relating to the Company's franchises and title to its properties in the Company's Annual Report on Form 10-K and legal conclusions under Description of the Bonds and Description of the Senior Notes and Junior Subordinated Notes held by the Trust, including limitations upon the Company's issuance of Bonds, have been reviewed by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, except that, with respect to the Bonds, insofar as matters relating to title to properties are governed by the laws of West Virginia, they have been reviewed by Jackson & Kelly, Charleston, West Virginia. The statements are included on the authority of such firms, respectively, as experts.

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



                                 $600,000,000


                      VIRGINIA ELECTRIC AND POWER COMPANY
                   2001 Series A 5.75% Senior Notes Due 2006

                       [LOGO OF DOMINION RESOURCES INC.]